Exhibit 99.1

Mesa Energy Holdings, Inc. Announces Rachel L. Dillard as New Chief Financial Officer

Dallas, TX, September 20, 2011: Mesa Energy Holdings, Inc. (the “Company”) (OTC: MSEH), an oil and gas exploration and production company, is pleased to announce the appointment of Rachel L. Dillard, CPA, as the new Chief Financial Officer.  Ms. Dillard has extensive knowledge and experience in the E&P sector of the oil and gas industry as well as the public market.

Ms. Dillard began her career in the oil and gas industry in 1996 with CDX Gas. In an association that concluded at the end of 2006, she served CDX both as a consultant to the CEO and CFO and as an employee in matters of financial analysis, natural gas marketing and balancing, investor relations and payout analysis. Ms. Dillard also held the position of Director-Financial Services in which she developed models for the budgeting of capital expenditures and general and administrative expense and formalized/centralized the process of fixed asset management for CDX and its subsidiaries. In addition, she implemented the automated calculation and recording of depletion, depreciation and amortization (DD&A) of oil and gas properties and depreciation of fixed assets including pipelines, gathering systems, drilling rigs and components, two aircraft and multiple vehicles.

During that period, Ms. Dillard also served as an Accountant for Rising Star Energy, LLC, Republic Energy, Inc., and Longview Production Company. Since the beginning of 2007, Ms. Dillard has been employed by or otherwise provided accounting services to TransAtlantic Petroleum Corporation, Westside Energy Corporation, Crusader Energy Group, Inc. and Luminant, the power generating subsidiary of Energy Future Holdings (formerly TXU Corp.).

In 2009, Ms. Dillard joined the Division of Resolutions and Receiverships of the Federal Deposit Insurance Corporation as a contract accountant. In March 2010, she was engaged by the FDIC as Financial Institution Accountant and, in January 2011, as Accounting Technical Monitor of a national servicer of loan portfolios exceeding $1 billion.

“We are delighted to welcome Ms. Dillard as our new Chief Financial Officer. Her expertise and leadership skills will be a great addition to our corporate team as we enter a new phase of our company’s growth,” said Randy M. Griffin, CEO of Mesa Energy Holdings, Inc.

Ms. Dillard earned her Bachelor of Science Degree in Business Administration with an Emphasis in Accounting, cum laude, from The University of Texas at Dallas.  She is licensed by the State of Texas as a Certified Public Accountant and is a member of the Council of Petroleum Accountants Societies (COPAS), Texas Society of CPA’s, and the American Institute of Certified Public Accountants.

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented Exploration and Production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the acquisition and enhancement of high quality producing properties and the development of highly diversified developmental drilling opportunities.  The company currently owns producing oil properties in Plaquemines and Lafourche Parishes in Louisiana as well as developmental properties in Wyoming County, NY.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements
Certain statements in this news release, which are not historical facts, are forward-looking statements.  These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements.  Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.  Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices.  Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release.  We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.  Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact Information
Mesa Energy Holdings, Inc.
IR@mesaenergy.us
Ph: 972-490-9595